Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Investors Bancorp, Inc.:
We consent to the use of our reports dated March 3, 2014, with respect to the consolidated balance sheets of Investors Bancorp, Inc. and subsidiaries (the Company) (SEC File No. 000-51557) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Short Hills, New Jersey
December 12, 2014